Exhibit 10.18

DMC GLOBAL INC.
2016 OMNIBUS INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT

Notice of Performance Unit Award

DMC Global Inc. (the "Company") grants to the Grantee named below, in accordance with the terms of the DMC Global Inc. 2016 Omnibus Incentive Plan (the "Plan") and the Performance Unit Award Agreement attached hereto (the "Agreement"), the right to earn Performance Units (the "Performance Units") on the terms set forth below and in the Agreement. All capitalized terms not defined herein or in the Agreement shall have the meanings given to such terms in the Plan.

GRANTEE:        [___________]

DATE OF GRANT:    February 22, 2017

TARGET NUMBER
OF PERFORMANCE
UNITS
GRANTED
(“TARGET UNITS”):    [____________]

OVERVIEW:
Grantee shall be eligible to earn a number of Performance Units between 0% - 200% of the Target Units based on the attainment of the Performance Measures described below over the Performance Period set forth below. Except as set forth below under “Special Vesting Events,” the Grantee must remain in the Continuous Service of the Company from the Date of Grant through the last day of the Performance Period in order to earn any Performance Units hereunder.

PERFORMANCE
PERIOD:        January 1, 2017 – December 31, 2019

PERFORMANCE

MEASURES:
The actual number of Performance Units earned and payable hereunder (the “Earned Performance Units”) shall be equal to (x) the number of Target Units awarded, multiplied by (y) the Attainment Percentage.

The “Attainment Percentage” shall be based on (i) the Company’s average Adjusted EBITDA over the Performance Period as compared to Target Adjusted EBITDA (defined below) and (ii) the Total Stockholder Return (defined below) on the Company’s common stock over the Performance Period as compared to the average Total Stockholder Return of the common stock of the Company’s Peer Group over the Performance Period. Adjusted EBITDA and Total Stockholder Return are weighted equally (50%/50%) for purposes of calculating the Attainment Percentage.

“Target Adjusted EBITDA” is equal to Adjusted EBITDA for the year ended December 31, 2016 plus 10%.

The Performance Measures shall be adjusted as set forth in Section 15(b) of the Plan.

ADJUSTED EBITDA:
“Adjusted EBITDA” shall be defined as follows: EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation, restructuring and impairment charges and, when appropriate, other extraordinary items that management does not utilize in assessing DMC’s operating performance. For purposes of this Agreement, Adjusted EBITDA for a relevant fiscal year shall be the same as reported in the Company’s Form 10-K.

TOTAL
STOCKHOLDER

RETURN:
“Total Stockholder Return” or “TSR” for the Company and each of the members of its Peer Group for the Performance Period is calculated pursuant to the formula (x+y)/z, where (x) is the difference between (i) the average closing stock prices for the month of January 2020 minus (ii) the average closing stock prices for the month of January 2017, (y) represents all dividends paid in respect of the stock during the Performance Period, and (z) is the average closing stock prices for the month of January 2017.

PEER GROUP:	The Peer Group used for purposes of calculating TSR shall be the following companies:

• Ampco-Pittsburgh Corp.	• Aspen Aerogels, Inc.	• Broadwind Energy, Inc.
• CECO Environmental Corp.	• Dawson Geophysical Company	• Electro Scientific Industries Inc.
• Graham Corporation	• Hardinge Inc.	• Hurco Companies Inc.
• ION Geophysical Corporation	• Kadant Inc.	• Key Technology, Inc.
• MFRI, Inc.	• SAExploration Holdings, Inc.	• The L.S. Starrett Company
• Natural Gas Services Group Inc.	• Rudolph Technologies Inc.	• SIFCO Industries Inc.
• Tesco Corporation	• Twin Disc, Incorporated	• USA Compression Partners, LP

In the event that any of the above-referenced companies ceases to be publicly traded during the Performance Period, it shall be dropped from the Peer Group and shall be excluded completely when determining the level of achievement of the Performance Measures.

SPECIAL VESTING

EVENTS:	Death or Disability

In the event of the termination of Grantee’s Continuous Service by the Company as a result of Grantee’s death or Disability (as defined in section 2(b) of the Agreement), upon such termination of Continuous Service the Grantee shall receive a number of Earned Performance Units equal to the Target Units.

Termination of Continuous Service without Cause

In the event of the termination of Grantee’s Continuous Service by the Company without “Cause” (as defined in Section 2(c) of the Agreement), the Grantee shall receive a number of Earned Performance Units at the end of the Performance Period determined as if Grantee had not terminated Continuous Service.

Notwithstanding the foregoing, in the event of a Change in Control prior to the end of the regularly scheduled Performance Period and following Grantee’s termination of Continuous Service without “Cause,” the Grantee shall be entitled to a number of Earned Performance Units determined as if the date of the Change in Control were the last day of the Performance Period and the Adjusted EBITDA Performance Measure was adjusted downward to reflect the shortened Performance Period. .

Change in Control

In the event of a Change in Control while Grantee is in the Continuous Service of the Company, upon the occurrence of the Change in Control the Grantee shall immediately be entitled to a number of Earned Performance Units equal to the greater of (i) the number of Earned Performance Units determined as if the date of the Change in Control were the last day of the Performance Period and the Adjusted EBITDA Performance Measure was adjusted downward to reflect the shortened Performance Period , or (ii) a number of Earned Performance Units equal to the Target Units.

Payment:
The Company shall issue to Grantee one Share for each Earned Performance Unit, with the delivery of such Shares to occur as soon as reasonably practicable following the certification of results for the Performance Period (or if sooner, a termination of Grantee’s Continuous Service as a result of death or Disability or the occurrence of a Change in Control), but in all events payment shall be made no more than seventy-four (74) days following the last day of the Performance Period (or the date of a termination upon death or Disability or a Change in Control, if sooner).

Dividend Equivalents:
The Grantee shall be entitled in respect of Earned Performance Units to receive an additional amount in cash equal to the value of all dividends and distributions made between the Date of Grant and the date of payment with respect to a number of Shares equal to the greater of the Earned Performance Units or the Target Units (the “Dividend Equivalent”). The Dividend Equivalent shall be accumulated and paid on the date on which the Earned Performance Units are paid.

The Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Agreement attached hereto subject to all of the terms and provisions thereof. The Grantee has reviewed the Plan, this Notice of Performance Unit Award, and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice of Performance Unit Award and fully understands all provisions hereof and of the Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Notice of Performance Unit Award, and the Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated below.

GRANTEE:                        DMC GLOBAL INC.

By: ______________________________            By: ___________________________________
Name:                            Name:
Date: ____________________________            Title:
Date:

Performance Unit Award Agreement

Section 1.     Grant of Performance Units. The Company hereby grants to the Grantee the right to earn Performance Units as set forth in the Notice of Performance Unit Award, subject to the terms, definitions and provisions of the Plan and this Agreement. All terms, provisions, and conditions applicable to Performance Units set forth in the Plan and not set forth herein are incorporated by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Section 2.     Termination of Continuous Service.

(a)     Upon the termination of Participant’s Continuous Service with the Company or its Subsidiaries for any reason, any Performance Units that have not been earned or that are not entitled to be earned following termination of employment in accordance with the Notice of Performance Unit Award shall immediately be forfeited. Upon forfeiture, Participant shall have no further rights with respect to such Performance Units and related Dividend Equivalents.

(b)     For purposes of this Agreement, the term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or any Subsidiary. If the Grantee’s employment agreement does not define the term “Disability,” or if the Grantee has not entered into an employment agreement with the Company or any Subsidiary, the term “Disability” shall mean the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

(c)     For purposes of this Agreement, the term "Cause" shall have the meaning ascribed to such term in the Grantee's employment agreement with the Company or any Subsidiary. If the Grantee's employment agreement does not define the term "Cause," or if the Grantee has not entered into an employment agreement with the Company or any Subsidiary, the term "Cause" shall have the same meaning as provided in the Plan.

Section 3.     Non-Transferability of Performance Units. Performance Units may not be sold, assigned, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise.

Section 4.     Performance Measures. Except as otherwise set forth in this Agreement or in the Notice of Performance Unit Award, Performance Units shall become Earned Performance Units based on the degree to which the Performance Measures set forth in the Notice of Performance Unit Award are satisfied.

Section 5.     Payment. Payment in respect of Earned Performance Units shall be made at the time(s) and in the form(s) set forth in the Notice of Performance Unit Award.

Section 6.     Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the Performance Units and may not be modified adversely to the Grantee's interest except by means of a writing signed by the Company and the Grantee.

Section 7.    No Stockholder Rights. Grantee shall have no rights as a stockholder with respect to the Performance Units.

Section 7.     Taxes. Pursuant to Section 17 of the Plan, the Committee shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements applicable to the Performance Units. The Committee may condition the payment for Earned Performance Units upon the Grantee's satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory tax withholding rate that could be imposed on the transaction (or such other rate that will not result in a negative accounting impact). Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Section 8.     Company Policies to Apply. The sale of any Shares received as payment for Earned Performance Units is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the Shares are then traded. In addition, participation in the Plan and receipt of remuneration as a result of the Performance Units is subject in all respects to any Company compensation clawback policies that may be in effect from time to time.

Section 9.    Miscellaneous Provisions.

(a)     Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(b)     Securities Laws. Upon the acquisition of any Shares pursuant to payment in respect of Earned Performance Units, the Grantee shall make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

(c)     Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OR CHOICE OF LAW RULE OR PRINCIPLE THAT MIGHT OTHERWISE REFER CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.

(d)     Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 19 and 21(b) of the Plan or as required by any applicable law may be made without such written agreement.

(e)     Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(f)     Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)     References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended.

(h)     Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

(i)     Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Committee shall be final and binding on all persons.

(j)    Section 409A Compliance. The intent of the parties is that payments in respect of Performance Units be exempt from Section 409A of the Code as “short-term deferrals,” and this Agreement and the Notice of Performance Unit Award shall be interpreted and administered accordingly.